Exhibit 99.1

Midway Appoints Matthew Booty Chairman

CHICAGO--(BUSINESS WIRE)--January 29, 2009--Midway Games Inc. (NYSE:MWY) today announced that its Board of Directors has appointed Matthew V. Booty as the new Chairman of the Board in addition to his current roles as President and Chief Executive Officer. The company also announced that Peter C. Brown has resigned as a Director and Chairman of the Board for personal reasons. Mr. Brown joined Midway’s board in 2005 and currently serves as Chairman of the Board, Chief Executive Officer and President of AMC Entertainment Inc.

Mr. Booty has been President and CEO of Midway since his appointment in October 2008, and served as Interim President and CEO for the preceding seven months. Mr. Booty joined Midway in 1991 as an engineer and programmer, and after serving in progressively more responsible roles, he eventually was promoted to Vice President of Product Development in 2002. Prior to being named President and CEO of the company, he served as Senior Vice President, Worldwide Studios.

About Midway Games

Midway Games Inc. (NYSE:MWY), headquartered in Chicago, Illinois, with offices throughout the world, is a leading developer and publisher of interactive entertainment software for major videogame systems and personal computers. More information about Midway and its products can be found at www.midway.com.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning future business conditions and the outlook for Midway Games Inc. (the "Company") based on currently available information that involves risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, dependence on major platform manufacturers and other risks more fully described under "Item 1. Business - Risk Factors" in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and in more recent filings made by the Company with the Securities and Exchange Commission. Each forward-looking statement, including, without limitation, financial guidance, speaks only as of the date on which it is made, and Midway undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances, except as required by law.

CONTACT:
Midway – Corporate Communications
Geoffrey Mogilner
(773) 961-2222
gmogilner@midway.com